        Exhibit 4.1

Execution Copy

AMENDED AND RESTATED
STOCKHOLDER AGREEMENT
dated as of
August 2, 2023
by and between
ALTICE USA, INC.,
and
NEXT ALT S.À R.L.

TABLE OF CONTENTS

AMENDED AND RESTATED
STOCKHOLDER AGREEMENT
AMENDED AND RESTATED STOCKHOLDER AGREEMENT, dated August 2, 2023 (this “Agreement”), by and between Altice USA, Inc., a Delaware corporation (the “Company”) and Next Alt S.à r.l., a Luxembourg private company with limited liability (“Next

Alt”). Each of the Company and Next Alt are referred to herein as a “Party” and together as the “Parties”.
W I T N E S S E T H:
WHEREAS, in connection with the initial public offering of shares of Class A common stock of the Company, par value $0.01 (“Class A Common Stock”), the Company, A4 S.A., a Luxembourg public limited liability company controlled by the family of Patrick Drahi (“A4”) and Altice N.V., a Dutch public company with limited liability (naamloze vennootschap) (“Altice N.V.”), entered into that certain Stockholders’ Agreement, dated June 27, 2017 (the “2017 SHA”);
WHEREAS, on January 8, 2018, Altice N.V. announced that it intended to effect a separation of the Company and Altice N.V. (the “Separation”) by means of a pro rata distribution in kind of substantially all of the shares of the Company owned directly or indirectly by Altice N.V. to the Altice N.V. shareholders (the “Distribution”);
WHEREAS, in connection with the Separation and Distribution, (a) the Company, A4 and Altice N.V. terminated the 2017 SHA prior to the Distribution and (b) the Company, Next Alt and A4 entered into that certain Stockholders’ Agreement, dated June 7, 2018 (the “2018 SHA”);
WHEREAS, Next Alt became A4’s successor in title following the transfer of ownership of A4 to Next Alt and the subsequent dissolution of A4 on October 13, 2022; and
WHEREAS, the Company and Next Alt desire to amend and restate the 2018 SHA as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided,

however, that none of the Company and its Subsidiaries shall be considered an Affiliate of a member of the PDR Group for purposes of this Agreement.
“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i), including, for the avoidance of doubt, any shares of Company Common Stock over which a Person has a right to vote, through voting agreement, proxy or otherwise. The terms “beneficial owner”, “beneficial ownership” and “beneficially owned” shall have correlative meanings.
“Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, as amended from time to time in accordance with the terms thereof and this Agreement.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means, collectively, (i) the Class A Common Stock, (ii) the Class B Common Stock, (iii) the Class C common stock of the Company, par value $0.01, and (iv) any equity interest into which such shares of common stock set forth in clauses (i), (ii) or (iii) shall have been changed, or any equity interest resulting from any reclassification, recapitalization, reorganization, merger, consolidation, conversion, stock or other equity split or dividend or similar transactions with respect to such shares of common stock.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Expiration Date” means the first date on which the PDR Group, in the aggregate, ceases to beneficially own at least twenty percent (20%) of the voting power of the outstanding Company Common Stock.
“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.
“Independent Director” means a director who is independent under the New York Stock Exchange listing rules.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.
“Next Alt Director” means a director designee of Next Alt (or such Person’s successor) who has been appointed to the Company Board in accordance with the terms of this Agreement.
“Next Alt Group” means Next Alt and each Person that is an Affiliate of Next Alt.
“PDR Group” means (i) Next Alt, (ii) each member of the Next Alt Group, (iii) Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit, and (iv) any Affiliate of Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit.
“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company, Governmental Entity or other entity.
“Related Party Transactions Policy” means the Related Party Transaction Policy of the Company in effect on the date hereof and as such policy may be amended or modified following the date hereof in accordance with the terms thereof and this Agreement.
“Stepdown Date” means a date on which the PDR Group, in the aggregate, ceases to beneficially own at least fifty per cent (50%) of the voting power of the outstanding Company Common Stock.
“Step-up Date” means a date on which, following the occurrence of a Stepdown Date, the PDR Group, in the aggregate, regains beneficial ownership of at least fifty per cent (50%) of the voting power of the outstanding Company Common Stock.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) voting securities or other voting ownership interests sufficient, together with any contractual rights, to elect at least a majority of the board of directors or other governing body of such Person (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).
Section 1.2Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
2017 SHA	Recitals
2018 SHA	Recitals
A4	Recitals
Agreement	Preamble
Altice N.V.	Recitals
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Company	Preamble
Distribution	Recitals
Next Alt	Preamble
Next Alt Designee	Section 2.2(a)
Next Alt Director	Section 2.1(a)
Observer	Section 2.3(a)
Party	Preamble
Separation	Recitals
ARTICLE II

CORPORATE GOVERNANCE MATTERS
Section 2.1Board Composition. As of the date hereof, the Company Board consists of nine (9) members comprised of:
(a)five (5) Next Alt Directors;
(b)three (3) directors that are Independent Directors designated by the Company and reasonably acceptable to Next Alt; and
(c)one (1) director who was appointed by the Company Board on July 16, 2023, to fill a vacancy on the Company Board.
From and after the date hereof, subject to Section 2.2, (i) the Company shall cause the Company Board to consist of a majority of Next Alt Directors and (ii) for so long as the Board consists of nine (9) members, Next Alt shall have the right to designate six (6) directors.
Section 2.2Director Nomination Rights.
(a)Until a Stepdown Date, and in the event of a Stepdown Date from and after any Step-up Date until any subsequent Stepdown Date or the Expiration Date, in connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected, Next Alt shall have the right to designate the number of directors specified in the last sentence of Section 2.1 for nomination by the Company Board for election to the Company Board (the “Next Alt Designees”). From a Stepdown Date until the earlier of a Step-up Date or the Expiration Date, Next Alt shall have the right to designate a number of Next Alt Designees equal to the total number of directors comprising the entire Company Board multiplied by the percentage of the voting power of the outstanding Company Common Stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number of Next Alt Designees; provided that, notwithstanding anything to the contrary in this sentence, from a Stepdown Date until any Step-up Date, Next Alt shall not have the right to designate a number of Next Alt Designees equal to or exceeding 50% of directors comprising the entire Company Board. Until the Expiration Date, Next Alt shall have full authority and ability to nominate, elect and remove the Next Alt Designees. Next Alt shall not designate any person to be a Next Alt Designee who it believes does not meet the requirements for director nominees as set forth in the applicable policies of the Company relating to director qualification from time to time. For the avoidance of doubt, current or former employment of any Next Alt Designee by Next Alt or any of its Subsidiaries or Affiliates or service by any such Next Alt Designee on the board of directors (or equivalent body) of Next Alt or any of its Subsidiaries or Affiliates shall not automatically disqualify such individual from serving on the Company Board as a Next Alt Designee.
(b)The Company shall cause each Next Alt Designee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Next Alt Designee.
(c)Until the Expiration Date, in the event that any Next Alt Director or the director referenced in Section 2.1(c) shall cease to serve as a director for any reason (whether as a result of resignation (other than a resignation in accordance with Section 2.2(d)), removal or incapacity), then Next Alt will have the right to designate a substitute Next Alt Designee to fill such vacancy.
(d)From a Stepdown Date until the earlier of a Step-up Date or the Expiration Date, Next Alt shall cause such number of Next Alt Directors then serving on the Company Board to resign from the Company Board (such resigning Next Alt Director to be replaced by nominees chosen by the Independent Directors) as is necessary so that the remaining number of Next Alt Directors then serving on the Board is equal to the number of Next Alt Designees that Next Alt is then entitled to designate for nomination pursuant to Section 2.2(a). Any resignation of a Next Alt Designee required to give effect to this Section 2.2(d) will comply with the applicable rules of the New York Stock Exchange; provided that, for the avoidance of doubt, any such resignation need not be effective until the next annual meeting of the stockholders of the Company.
Section 2.3Board Observer Rights.
(a)In the event Patrick Drahi is not a member of the Company Board, until the Expiration Date, the Company shall permit one (1) representative of the PDR Group (the “Observer”) (i) to attend all (whether in person, telephonic or otherwise) of the meetings of the Company Board in a non-voting, observer capacity and (ii) to attend all meetings (whether in person, telephonic or otherwise) of any committee of the Company Board in a non-voting, observer capacity. In addition, the Company shall provide to the Observer, concurrently with the members of the Company Board or the committees thereof, as applicable, and in the same manner, notice of such meeting and a copy of all materials provided to such members, including all materials provided to such members in connection with any action to be taken by the Company Board or the committees thereof, as applicable, without a meeting.
(b)The Company shall use commercially reasonable efforts to have the Observer covered by the Company’s existing director and officer indemnity insurance on the same terms and conditions as such director and officer indemnity insurance provides for the coverage of any other persons covered thereby.
(c)The Company shall indemnify the Observer to the same extent as a director under Article VII of the Charter, and the provisions thereof shall to the fullest extent possible apply mutatis mutandis to the Observer.
(d)The Company shall reimburse the Observer for all reasonable and documented out-of-pocket expenses incurred in connection with the Observer’s attendance at meetings of the Company Board and any committees thereof, including travel, lodging and meal expenses. All reimbursements payable by the Company pursuant to this Section 2.3 shall be paid to the Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect.
ARTICLE III

[RESERVED]

ARTICLE IV

MISCELLANEOUS
Section 4.1Corporate Power; Fiduciary Duty.
(a)The Company represents on behalf of itself, and Next Alt represents on behalf of itself, as follows:
(i)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b)Notwithstanding any provision of this Agreement, neither the Company nor Next Alt shall be required to take or omit to take any act that would violate any fiduciary duties owed by any director or officer, as the case may be, to the Company or its Subsidiaries or any stockholders thereof or to Next Alt or its Subsidiaries or any stockholders thereof.

Section 4.2Related Party Transactions. All Related Party Transactions (as defined in the Related Party Transactions Policy) shall be governed by the Related Party Transactions Policy. Any amendments to or modifications or terminations of or material waivers, consents or elections under any Related Party Transactions, shall require the consent of the Audit Committee of the Company Board, subject to and consistent with the Related Party Transactions Policy.
Section 4.3Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.
Section 4.4Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the Superior Court of the State of Delaware (Complex Commercial Division); provided, further, that if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the courts of the United States of America, such Action shall be heard in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 4.6; (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.
Section 4.5Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION AMONG THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 4.6Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 4.6:
If to Next Alt, to:
Next Alt S.à r.l.
1 rue Hildegard Von Bingen
L-1282 Luxembourg
Grand Duchy of Luxembourg
If to the Company, to:
Altice USA, Inc.
One Court Square West
Long Island City, NY 11101

Section 4.7Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.
Section 4.8Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.
Section 4.9Term and Termination. The covenants, obligations and other agreements contained in this Agreement shall continue until such time as they are fully performed or satisfied in accordance with their terms, or are no longer required to be performed or satisfied, as agreed in writing by the Parties; provided that no covenant, obligation or other agreement shall be considered to be performed or satisfied to the extent of any breach of such covenant, obligation or other agreement.

Section 4.10Assignment; No Third-Party Beneficiaries. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties, except that Next Alt may assign their respective rights and obligations to any member of the PDR Group. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in breach of this Section 4.10 shall be null and void.
Section 4.11Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement. Each of Next Alt and the Company may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
Section 4.12Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any obligation contained in this Agreement, a non-breaching Party shall be entitled to (a) an order of specific performance to enforce the observance and performance of such obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 4.13Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When a reference is made to Law, such reference means any such Law as amended, modified, codified or reenacted, in whole or in part, including rules and regulations promulgated thereunder. When reference is made to a contract (including this Agreement), document, or instrument, such reference is to such contract, document or instrument as amended or modified in accordance with the terms thereof and, if applicable, the terms hereof. References to a Person are also to its permitted successors and assigns.
Section 4.14Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
Section 4.15Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

ALTICE USA, INC.
By:    /s/ Michael E. Olsen
Name: Michael E. Olsen
Title: General Counsel & CCRO
NEXT ALT S.À R.L.
By:    /s/ Patrick Drahi
Name: Patrick Drahi
Title: Authorized signatory

[Signature Page to Amended and Restated Stockholder Agreement]